Exhibit 2.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (this “Amendment”), is made as of May 27, 2011, by and between Hershey Trust Company, a Pennsylvania trust company (“HTC”) and Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Buyer”), with reference to the following background:

A. Buyer and HTC are parties to a certain Stock Purchase Agreement dated as of February 18, 2011 (the “Agreement”);

B. Pursuant to Section 12.7 of the Agreement, the Agreement may be amended in writing if signed by Buyer and HTC; and

C. Buyer and HTC desire to amend the Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, and subject to the terms and conditions set forth herein, HTC and Buyer hereby agree as follows:

1.	Amendments.

(a)	The following definitions are added to Article I of the Agreement:

“Buyer Account” has the meaning set forth in Section 5.14.

“Clearing Account” has the meaning set forth in Section 5.14.

“Client Funds” has the meaning set forth in Section 7.5.

“IT Certificate” has the meaning set forth in Section 8.2(g)(xv).

(b)	The definition of “Legacy Client” in the Agreement is hereby amended and restated in its entirety to read as follows:

“Legacy Client” means the Milton Hershey School Trust, the MS Hershey Foundation Trust, the Hershey Trust Company 401(k) Plan, the Hershey Cemetery Trust, any client accounts for which permission to transfer such account to the Acquired Company was not received in accordance with Section 408 of the Banking Code, and the accounts associated with any estates for which HTC is the executor at the Closing (the “Non-consenting Accounts”).

(c)	Section 2.2(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii) deliver to Seller, free and clear of all Liens, the number of shares of Buyer Stock (the “Buyer Stock Consideration”) equal to 6,500,000 divided by the average closing price of the Buyer Stock on the Nasdaq Stock Market during the 20 Trading Days immediately preceding and including Friday, May 20, 2011 (the “Share Price”); and

(d)	Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

Closing. Subject to Article IX, the purchase and sale provided for in this Agreement will take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 on May 27, 2011 at 9:00 a.m. EST, or at such other date and time as HTC and Buyer may otherwise agree if on or prior to that date all conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived (the “Closing”). The Closing will be deemed to be effective at 5:01 p.m. (Eastern time) on the Closing Date for all purposes.

(e)	Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Payment Dates. All or a portion of the Holdback Amount shall be paid by Buyer to Seller in installments (each an “Interim Payment”) via wire transfer by the Escrow Agent of immediately available funds taken from the Escrow Funds to an account designated by or on behalf of Seller within ten Business Days after the respective Measurement Date (“Payment Date 1,” “Payment Date 2,” and “Payment Date 3,” respectively, each a “Payment Date”), subject to a dispute of the Asset Statement in accordance with Section 2.5(f). For illustrative purposes, a sample calculation is set forth on Exhibit A. Notwithstanding the foregoing, in the event that any Payment Date would occur prior to the Closing Date, such Interim Payment shall not occur until the Closing Date and shall be paid directly to Seller in addition to the Cash Purchase Price (unless Seller is not due a payment pursuant to Section 2.5(d)(ii), in which case Seller shall not be entitled to any payment) and the Holdback Amount payable on the Closing Date shall be reduced by the amount of the Target Amount.

(f)	Section 2.5(d)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

(i) Full Amount. If the applicable Asset Ratio on the 6-month, 12-month, or 18-month anniversary of the Initial Date, as applicable (“Measurement Date 1,” “Measurement Date 2,” and “Measurement Date 3,” respectively, and each a “Measurement Date”), is greater than or equal to 90%, Buyer shall pay to Seller 100% of the applicable Target Amount.

(g)	Section 5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

5.2 Formation and Transfer. After the receipt of the necessary approvals from the appropriate Governmental Authorities and at a time which is at or prior to the Closing, HTC shall (a) assign to the Acquired Company the Client Accounts (except for the Legacy Client Accounts) and transfer to the Acquired Company custody of the assets of the Client Accounts held by or on behalf of HTC; (b) transfer, assign, and convey the remaining Transferred Assets; and (c) assign the Assigned Contracts and the Real Property Lease.

(h)	New Sections 5.14 and 5.15 are hereby added to Article V of the Agreement to read as follows:

5.14 Clearing Account. The “Clearing Account” refers to HTC’s current client checking account maintained with PNC Bank, National Association, and separately identified by HTC to Buyer, which is used to balance the SunGard Charlotte system transactions daily.

After the balancing activity is completed at or around the close of business on the Closing Date and the Closing is effective, in no event later than 5:30 p.m. on the Closing Date, HTC will initiate a wire transfer of immediately available funds to the account separately designated by Buyer to HTC (the “Buyer Account”) consisting of all cash held in the Clearing Account minus amounts (a) relating to disbursements which HTC has initiated but which have not been withdrawn from the Clearing Account prior to the Closing, including, without limitation, checks written to, but not cashed by, clients; and (b) to which HTC is entitled relating to fees and expenses for services rendered prior to the Closing but not yet paid out of the funds in the Clearing Account.

5.15 Assignment of Certain Agreements. As soon as possible after Closing, but in no event later than June 15, 2011, HTC shall effect the assignment and transfer to Buyer or a Subsidiary of Buyer of each of the following agreements: (i) that certain Acknowledgment and Agreement, dated as of March 18, 2010, by and between Bloomberg Finance L.P. and HTC; (ii) that certain Lease Agreement for the stamp machine, dated as of January 4, 2010, by and between Pitney Bowes Global Financial Services LLC and HTC; and (iii) that certain Agreement, dated as of December 16, 2009, by and between VMware, Inc. and HTC. Each of HTC and Buyer shall execute and deliver an assignment and assumption agreement with respect to each of such agreements as soon as reasonably practicable once all necessary consents have been received to effectuate such assignments.

(i)	Section 7.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

7.2 Transfer and Retention of Client Accounts. HTC and Buyer shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to facilitate the orderly transfer and retention of the clients of the PWMG Business, including, but not limited to, preparing and sending marketing and informational materials to clients explaining the sale of the PWMG Business, hosting, attending and/or speaking at individual or group meetings with clients to discuss the sale, and providing Buyer with real-time access to the Clearing Account on a read-only basis. William Davies and Mary Louise Porter from HTC, or any successor designated by HTC at any time (such person is referred to in this Section 7.2, Section 7.5, and Section 12.5 as a “successor designee”), shall be available as a point-of-contact for Buyer in furtherance of HTC’s covenant to assist and cooperate with Buyer, and Mr. Davies or Ms. Porter (or one of their respective successor designees) shall respond to all requests of Buyer or its subsidiary, The Bryn Mawr Trust Company, as soon as practicable, but in no event later than twenty four (24) hours after the inquiry or request is received; provided that all such requests shall initially be transmitted electronically by Buyer to both Mr. Davies and Ms. Porter (or their respective successor designees) via e-mail to the addresses provided in Section 12.15 or otherwise designated by Mr. Davies or Ms. Porter (or their successor designees) in accordance with Section 12.15. All requests made pursuant to Section 7.5 shall be made in accordance with this Section 7.2, and the covenant of HTC set forth in this Section 7.2 shall survive Closing until the 18-month anniversary of the date hereof.

(j)	New Sections 7.5, 7.6 and 7.7 are hereby added to Article VII of the Agreement to read as follows:

7.5 Clearing Accounts. Following the Closing, Buyer, or one of its subsidiaries or affiliates, shall monitor the Clearing Account and shall, upon identifying funds deposited in the Clearing Account after Closing (that were not otherwise delivered to Buyer pursuant to Section 5.14) relating to the Client Accounts (the “Client Funds”), make a request to Mr. Davies and Ms. Porter (or their respective successor designees) for HTC to transfer the Client Funds to Buyer. HTC shall, as soon as reasonably practicable after receiving such a request from Buyer, deliver to Buyer Account, via wire transfer of immediately available funds, the Client Funds.

7.6 Client Account Fees. The parties agree that upon the Closing, Buyer shall have the right to increase any fees that Buyer considers, in its sole discretion, to be substantially below what Buyer or one of its Subsidiaries would ordinarily charge to such accounts.

7.7 Phone System. The phone system used by the PWMG Business under the existing pbx (private branch exchange) of Hershey Entertainment and Resorts Company shall be made available to Buyer for ninety (90) days following Closing at a cost of $34 per phone per month.

(k)	The first paragraph of Section 8.2(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

(e) Assets Under Management. The value of the Assets under management as of the close of business on the third Business Day preceding the Closing Date (or such other date as Buyer and HTC shall agree) (the “Closing Assets Measurement Date”) as certified by HTC and Seller, and computed in accordance with this Section 8.2(e) shall not have dropped below 60% of the value of the Assets under management as of the close of business on the Business Day immediately preceding the date of this Agreement (the “Assets Under Management Measure Date”). For purposes of the calculation under this Section 8.2(e) and Section 9.1(c) only:

(l)	The following is added to the end of the last paragraph of Section 8.2(e) of the Agreement:

HTC hereby certifies that the value of the Base Assets as set forth on Exhibit B hereto is the true, correct and complete value of the Assets under management as of the Initial Date. Buyer hereby acknowledges and agrees that such value and the methodology used to determine such value may be used for purposes of measuring any change in the Assets under management as of the Closing Assets Measurement Date and each Measurement Date.

(m)	Section 8.2(g)(ii) through (iv), (viii), (ix) and (xiii) of the Agreement are hereby amended and restated in their entirety to read as follows:

(ii) Secretary’s Certificate. A certificate of the Secretary of each of HTC and the Acquired Company and of a Trustee of Seller, given on behalf of the applicable entity and not in an individual capacity, dated as of the Closing Date, certifying (A) that attached thereto are true and correct copies of each company’s respective articles of incorporation or deed of trust, bylaws (if any), and resolutions duly authorizing the execution, delivery and performance of this Agreement, and (B) the names, titles and signatures of all of persons who sign documents on behalf of such entity in connection with this Agreement and the transactions contemplated hereby, certifying the authority of such persons to do so.

(iii) Officer’s Certificates. Buyer will have received (A) a certificate executed by an officer of HTC, given on behalf of HTC and not in an individual capacity, certifying (1) the accuracy of the representations and warranties made on behalf of itself as of the date of this Agreement and as of the Closing Date in accordance with Section 8.2(a)(i); (2) the accuracy of the representations and warranties made with respect to Seller and the Acquired Company as of the Closing Date in accordance with Section 8.2(a)(ii); and (3) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2(b); (B) a certificate executed by a Trustee of Seller, given on behalf of Seller and not in an individual capacity, certifying (1) the accuracy of the representations and warranties made by HTC on behalf of Seller as of the Closing Date in accordance with Section 8.2(a)(ii); and (2) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2(b); and (C) a certificate executed by an officer of the Acquired Company, given on behalf of the Acquired Company and not in an individual capacity, certifying (1) the accuracy of the representations and warranties made by HTC on behalf of the Acquired Company as of the Closing Date in accordance with Section 8.2(a)(ii); and (2) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2(b).

(iv) Certificates of Subsistence. Current certificates of subsistence for each of HTC and the Acquired Company issued by the Department of State of the Commonwealth of Pennsylvania, dated within ten Business Days prior to the Closing Date.

(viii) Common Trust Fund. HTC shall have liquidated its remaining common trust fund, the Hershey Trust Company Employee Benefit Common Trust Fund – Value Equity, and reinvested the assets from that fund individually for the client accounts participating in the fund, unless instructed otherwise by such Clients.

(ix) Soft Dollar Arrangements. HTC shall have assigned to Buyer for no additional consideration the soft dollar arrangements of HTC under the Soft Dollar Agreement, dated as of August 25, 2010, by and between SunGard Institutional Brokerage Inc. and HTC; and each of HTC, The Bryn Mawr Trust Company and Westminster Research Associates LLC shall have executed and delivered a Letter Agreement pursuant to which the total current soft dollar credit balance associated with the PWMG Business’ account with Westminster Research Associates LLC shall be transferred, as of the Closing, to an account registered to The Bryn Mawr Trust Company.

(xiii) FIRPTA Affidavits. Certificates by HTC and Seller’s grantor, PWMG Trust Holdings, Inc., of non-foreign status in accordance with Treasury Regulation 1.1445-2.

(n)	New subsections (xiv) and (xv) are hereby added to Section 8.2(g) as follows:

(xiv) Subadvisory Agreement and Custody Letter Agreement. Execution and delivery by each of HTC, Seller and The Bryn Mawr Trust Company of a Subadvisory Agreement governing the post-Closing administration of all Non-consenting Accounts, and execution and delivery by each of HTC, The Bank of New York Mellon, SunGard, Buyer and The Bryn Mawr Trust Company of a Letter Agreement relating to the post-Closing custody of assets of the Client Accounts and the Non-consenting Accounts.

(xv) IT Certificate and Access Codes. A Certificate of HTC certifying as to all codes and passwords used in connection with the Transferred Assets and the Intellectual Property (the “IT Certificate”) shall have been delivered in escrow in hard form to Stradley Ronon Stevens & Young, LLP by 5:00 p.m. on May 26, 2011, and a copy of the IT Certificate shall have been delivered in person by William Christ or George Sick of HTC on May 27, 2011, to June Falcone or Kevin O’Conner of The Bryn Mawr Trust Company.

(o)	A new subsection (h) is hereby added to Section 8.2 of the Agreement to read as follows:

(h) Vincent B. Rudisill. HTC shall have partially assigned to Buyer that certain Non-Solicitation/No Piracy, Non-Competition and Confidentiality Agreement, dated as of March 15, 2011, by and between HTC and Vincent B. Rudisill.

(p)	Section 12.15 of the Agreement is hereby amended and restated in its entirety to read as follows:

12.15 Notices. All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized, overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other party):

If to Buyer or the Acquired Company (after the Closing):

The Bryn Mawr Trust Company

Wealth Management Division

10 South Bryn Mawr Avenue

Bryn Mawr, PA 19010

Attention: Francis J. Leto

Facsimile No.: (610) 527-8397

E-mail: fleto@bmtc.com

with a copy to:

The Bryn Mawr Trust Company

801 Lancaster Avenue

Bryn Mawr, PA 19010

Attention: Geoffrey L. Halberstadt

Facsimile No.: (610) 526-2057

E-mail: ghalberstadt@bmtc.com

with a copy to:

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attention: David H. Joseph

Facsimile No.: (215) 564-8120

E-mail: djoseph@stradley.com

If to HTC or the Acquired Company (prior to the Closing):

Hershey Trust Company

100 East Mansion Road

Hershey, PA 17033

Attention: William Davies

Facsimile No.: (717) 520-1111

E-mail: daviesw@mhs-pa.org

with a copy to:

Hershey Trust Company

100 East Mansion Road

Hershey, PA 17033

Attention: Mary Louise Porter

Facsimile No.: (717) 520-1111

E-mail: porterm@mhs-pa.org

In either case, with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

Attention: William H. Clark, Jr.

Facsimile No.: (215) 988-2757

E-mail: William.Clark@dbr.com

2.	Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect and will not be, or deemed to be, waived, modified, superseded or otherwise affected by this Amendment. This Amendment shall be governed by the provisions of the Agreement, as amended by this Amendment, which provisions are incorporated herein by reference. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, as provided in Section 12.17 of the Agreement.

3.	Schedules. The Schedules to the Agreement are hereby amended and supplemented, as provided in the Addendum to the Disclosure Schedules delivered by HTC or Seller to Buyer on the date hereof.

4.	Effective Time. This Agreement shall be effective as of 4:58 p.m. (Philadelphia, PA time) on May 27, 2011.

5.	Entire Agreement. This Amendment together with the Agreement, as amended by this Amendment, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter of this Amendment and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter of this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer and HTC have caused this Amendment to be executed as of the day and year first above written.

BUYER:

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name:	Francis J. Leto
Title:	Vice President

HTC:

HERSHEY TRUST COMPANY

By:	/s/ David Lavery
Name:	David Lavery
Title:	Interim Chief Executive Officer